   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 25, 2000
                                                  REGISTRATION NO. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                              ESCALON MEDICAL CORP.
             (Exact name of registrant as specified in its charter)

             Delaware                                   33-0272839
  -------------------------------          ------------------------------------
  (State or other jurisdiction of          (I.R.S. Employer Identification No.)
   incorporation or organization)


       351 East Conestoga Road
          Wayne, Pennsylvania                             19087
----------------------------------------                ----------
(Address of Principal Executive Offices)                (Zip Code)

                              --------------------

                              ESCALON MEDICAL CORP.
                           1999 EQUITY INCENTIVE PLAN
                                       AND
                              ESCALON MEDICAL CORP.
                            EQUITY INCENTIVE PLAN FOR
                           EMPLOYEES OF SONOMED, INC.
                             (Full titles of plans)

                              --------------------

                               Richard J. DePiano
                      Chairman and Chief Executive Officer
                              Escalon Medical Corp.
                             351 East Conestoga Road
                            Wayne, Pennsylvania 19087
                     ---------------------------------------
                     (Name and address of agent for service)

                                 (610) 688-6830
                     ---------------------------------------
                     (Telephone number, including area code,
                              of agent for service)

                              --------------------

                                    Copy to:
                            Kathleen M. Shay, Esquire
                          Duane, Morris & Heckscher LLP
                             4200 One Liberty Place
                      Philadelphia, Pennsylvania 19103-7396

                         CALCULATION OF REGISTRATION FEE


====================================================================================================================
                                                      Proposed               Proposed
 Title of securities         Amount to be         maximum offering       maximum aggregate          Amount of
  to be registered           registered(1)       price per share(2)      offering price(2)      registration fee
--------------------------------------------------------------------------------------------------------------------
Common Stock,                565,000 shares              $2.88               $1,627,200                 $429.58
par value $.001
====================================================================================================================

(1) This registration statement also registers such additional shares as may be required to be issued under the Escalon Medical Corp. 1999 Equity Incentive Plan and the Escalon Medical Corp. Equity Incentive Plan for Employees of Sonomed, Inc. in the event of a stock dividend, reverse stock split, split-up, reclassification and/or other similar event.

(2) Pursuant to paragraph (h) of Rule 457, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been computed on the basis of $2.88 per share, the average of the high and low sales prices of the Common Stock of the Company on the Nasdaq National Market on February 18, 2000, which is a day on which the Common Stock traded that is within five business days prior to the date of filing.

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following material is incorporated herein by reference:

         (a) The Annual Report on Form 10-K of Escalon Medical Corp. (the "Company") for the fiscal year ended June 30, 1999 as filed by the Company with the Securities and Exchange Commission (the "Commission") on September 22, 1999.

         (b) The Company's Preliminary Proxy Statement on Schedule 14A dated October 11, 1999 as filed by the Company with the Commission on September 30, 1999.

         (c) The Company's Definitive Proxy Statement on Schedule 14A dated October 11, 1999 as filed by the Company with the Commission on October 12, 1999.

         (d) The Company's Amended Current Report on Form 8-K/A dated August 13, 1999 as filed by the Company with the Commission on October 19, 1999.

         (e) The Company's Quarterly Report on Form 10-Q dated November 11, 1999 as filed by the Company with the Commission on November 15, 1999.

         (f) The Company's Current Report on Form 8-K dated November 17, 1999 as filed by the Company with the Commission on November 19, 1999.

         (g) The Company's Current Report on Form 8-K dated January 14, 2000 as filed by the Company with the Commission on January 19, 2000.

         (h) The Company's Quarterly Report on Form 10-Q dated February 2, 2000 a filed by the Company with the Commission on February 11, 2000.

         (i) The description of the Company's Common Stock set forth in the Company's Registration Statement on Form 8-A filed by the Company with the Commission under the Securities and Exchange Act of 1934, as amended, on September 30, 1993.

         All reports or other documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement, in each case filed by the Company prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated herein by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         No answer to this item is required because the class of securities to be offered is registered under Section 12 of the Exchange Act.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         The financial statements and schedules of the Company for the years ended June 30, 1999 and 1998 incorporated by reference in this Registration Statement have been audited by Parente, Randolph, Orlando, Carey & Associates LLP, independent public accountants, as indicated in its report with respect thereto and such financial statements and schedules are incorporated by reference herein in reliance upon the authority of such firm as an expert in accounting and auditing.

          The validity of the issuance of the shares of Common Stock registered hereby will be passed upon for the Company by Duane, Morris & Heckscher LLP, Philadelphia, Pennsylvania. As of November 30, 1999, partners of Duane, Morris & Heckscher LLP beneficially owned 81,656 shares of the Company's outstanding Common Stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

         In the case of an action or suit by or in the right of the corporation to procure a judgment in its favor, Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that the person is or was acting in any of the capacities set forth above against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that indemnification is not permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

         Section 145 of the DGCL further provides that a Delaware corporation is required to indemnify a director, officer, employee or agent against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with any action, suit or proceeding or in defense of any claim, issue or matter therein as to which such person has been successful on the merits or otherwise; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators and empowers the corporation to purchase and maintain insurance on behalf of a director or officer against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liability under Section 145. A Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct. Such determination is to be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not party to such action, suit or proceeding, even though less than a quorum, (ii) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion or (iii) by the stockholders.

         The By-Laws of the Company require the Company to indemnify its directors and officers to the fullest extent permitted by Delaware law, provided, that the Company may modify the extent of such indemnification by individual contracts with its directors and executive officers, and, provided, further, that the Company will not be required to indemnify any director or officer in connection with a proceeding initiated by such person unless the proceeding was authorized by the Board of Directors. The By-Laws only provide indemnification to directors, officers and anyone serving at the request of the Company as a director, officer, employee or agent of another corporation. Also, the By-Laws require the Company to advance expenses related to any proceeding contingent on such persons' commitment to repay any advances unless it is determined ultimately that such persons are entitled to be indemnified. Under the By-Laws, the Company is permitted to indemnify its directors and officers within the limits established by law and public policy, pursuant to an express contract, bylaw provision, stockholder vote, vote of disinterested directors or otherwise.

         The Company intends to enter into indemnification agreements with certain of its directors and officers, which will require the Company to, among other things, indemnify such officers and directors to the fullest extent permitted by Delaware law, and to advance to such directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under such indemnification agreements, the Company will also be required to indemnify and to advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         No answer to this item is required because no restricted securities are to be reoffered or resold pursuant to this Registration Statement.

ITEM 8.  EXHIBITS.

4.1      Escalon Medical Corp. 1999 Equity Incentive Plan.

4.2      Escalon Medical Corp. Equity Incentive Plan for Employees of Sonomed,
         Inc.

5        Opinion of Duane, Morris & Heckscher LLP.

23.1 Consent of Duane, Morris & Heckscher LLP (included in their opinion filed as Exhibit 5).

23.2     Consent of Parente, Randolph, Orlando, Carey & Associates LLP.

24       Power of Attorney (included on the signature pages hereto).

ITEM 9.  UNDERTAKINGS.

         The Company hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

                  (ii) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) to include any additional or changed material information with respect to the plan of distribution;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item 9 do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment is incorporated by reference from periodic reports filed by the small business issuer under the Exchange Act.

         (b) For the purpose of determining any liability under the Act, to treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offer thereof; and

         (c) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wayne, Pennsylvania on January 28, 2000.


                                    ESCALON MEDICAL CORP.


                                    By: /s/ RICHARD J. DEPIANO
                                       -----------------------------------------
                                       Richard J. DePiano
                                       Chairman and Chief Executive Officer


         Know all men by these presents, that each person whose signature appears below constitutes and appoints Richard J. DePiano and Douglas R. McGonegal, and each or either of them, as such person's true and lawful attorneys-in-fact and agents, with full power of substitution, for such person, and in such person's name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


Signature                                            Title                                                Date
---------                                            -----                                                ----


/s/ RICHARD J. DEPIANO
--------------------------
Richard J. DePiano                          Chairman and Chief Executive                          January 28, 2000
                                            Officer and Director (principal
                                            executive officer)



--------------------------
Douglas R. McGonegal                        Vice President of Finance and                         January 28, 2000
                                            Secretary (principal financial
                                            and accounting officer)


/s/ JAY L. FEDERMAN, M.D.
--------------------------
Jay L. Federman, M.D.                       Director                                              January 28, 2000

Signature                                            Title                                                Date
---------                                            -----                                                ----


/s/ FRED G. CHOATE
--------------------------
Fred G. Choate                              Director                                              January 28, 2000


/s/ WILLIAM KWAN
--------------------------
William Kwan                                Director                                              January 28, 2000


/s/ JEFFREY F. O'DONNELL
--------------------------
Jeffrey F. O'Donnell                        Director                                              January 28, 2000

                                  EXHIBIT INDEX

                    (PURSUANT TO ITEM 601 OF REGULATION S-K)


EXHIBIT NO.                         EXHIBIT                                                   REFERENCE
4.1               Escalon Medical Corp. 1999 Equity Incentive Plan                          Filed herewith

4.2               Escalon Medical Corp. Equity Incentive Plan for                           Filed herewith
                  Employees of Sonomed, Inc.

5                 Opinion of Duane, Morris & Heckscher LLP.                                 Filed herewith

23.1              Consent of Duane, Morris & Heckscher LLP (included in                     Filed herewith
                  their opinion filed as Exhibit 5).

23.2              Consent of Parente, Randolph, Orlando,                                    Filed herewith
                  Carey & Associates LLP.

24                Power of Attorney (see page II-6 of this Registration                     Filed herewith
                  Statement).